As filed with the Securities and Exchange Commission on October 30, 2002

                                                     Registration No. 333-______
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                            COLONIAL PROPERTIES TRUST
       (Exact name of Registrant as specified in its Declaration of Trust)

                  Alabama                              59-7007599
    (State or Other Jurisdiction of       (I.R.S. Employer Identification No.)
      Incorporation or Organization)

                       2101 Sixth Avenue North, Suite 750
                            Birmingham, Alabama 35203
                                 (205) 250-8700

         (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)
                                Thomas H. Lowder
                       2101 Sixth Avenue North, Suite 750
                            Birmingham, Alabama 35203
                                 (202) 250-8700

          (Name, and address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:
                             J. Warren Gorrell, Jr.
                                   Alan L. Dye
                             Hogan & Hartson L.L.P.
                                 Columbia Square
                           555 Thirteenth Street, N.W.
                           Washington, D.C. 20004-1109

     Approximate date of commencement of proposed sale of the securities to the public: From time to time after this Registration Statement becomes effective, as determined by market conditions.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. |_|
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|


                         CALCULATION OF REGISTRATION FEE
================================================ ===== ================== ==================== ==================== ================

-----------------------------------------------
                                                                           Proposed maximum      Proposed maximum      Amount of
            Title of each class of                       Amount to be      aggregate price       aggregate offering   registration
          securities to be registered                    registered        per security (1)         price (1)            fee(2)
------------------------------------------------ ----- ------------------ -------------------- -------------------- ----------------

Common shares of beneficial interest .......               2,500,000            $34.50           $86,250,000.00          $7,935.00
================================================ ===== ================== ==================== ==================== ================

(1) Estimated solely for purposes of calculating the registration fee. Calculated on the basis of the average of the high and low sale prices of the Registrant's common shares as reported on the New York Stock Exchange on October 28, 2002, in accordance with Rule 457(c) under the Securities Act of 1933.

================================================================================
     The Registrant hereby amends the Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement relating to these securities has been declared effective by the Securities and Exchange Commission. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

                  Subject to Completion, dated October 30, 2002

PROSPECTUS


                            COLONIAL PROPERTIES TRUST
                  DIVIDEND REINVESTMENT AND SHARE PURCHASE PLAN
                 2,500,000 Common Shares of Beneficial Interest,
                            par value $.01 per share
                             -----------------------

         The Dividend Reinvestment and Share Purchase Plan (which we refer to as
Plan), of Colonial Properties Trust (the "Company," "we" or "us") provides participants with a convenient and economical method of investing in our common shares of beneficial interest, par value $0.01 per share.

         The Plan is open to:

o    holders of our common shares;

o holders of units of limited partnership interest in Colonial Realty Limited Partnership, our operating partnership.

         The Plan allows you to:

o reinvest all or part of cash dividends paid on your common shares in additional common shares;

o invest all or part of cash distributions paid on your units in common shares; and

o purchase additional common shares by making optional cash payments of at least $200 per payment up to a maximum of $25,000 per calendar year (or such larger amount as we may approve in advance). See "Description of the Plan--Question 13."

         At our discretion, the Plan Administrator, currently Equiserve Limited Partnership, will purchase for Plan participants either:

o newly issued common shares from us at a price equal to 95% of the average of the daily high and low sales prices for the common shares reported on The New York Stock Exchange ("NYSE") for the ten trading days immediately preceding the reinvestment or cash investment date (as defined in the Prospectus), provided, however, that the price must be at least 95% of the closing price of the common shares on the reinvestment or cash investment date; or

o common shares purchased in the open market (including negotiated transactions) at a price equal to 95% of the weighted average of the prices paid (including brokerage and related costs) for all common shares purchased in the open market by the Plan Administrator on the reinvestment date or cash investment date. See "Description of the Plan - Question 16."

         The 5% discount may be reduced or eliminated at any time without notice. Our common shares are listed on the NYSE under the symbol "CLP." On October 28, 2002, the closing price of the common shares as reported on the NYSE was $34.40 per share.

         To enroll in the Plan, simply complete the enclosed Authorization Card and return it in the envelope provided. A broker, bank or other nominee may reinvest dividends, but may not make optional cash payments, on behalf of beneficial owners. This prospectus is intended to replace the prospectus dated October 23, 2000. You should keep this prospectus for future reference.

         Investing in the common shares involves risks. You should read carefully the risk factors described in our annual report on Form 10-K for the year ended December 31, 2001 and our future SEC filings, all of which are incorporated by reference in this prospectus.

                  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense. The attorney general of the state of New York has not passed on or endorsed the merits of this offering. Any representation to the contrary is unlawful.
                             -----------------------

                The date of this prospectus is November __, 2002.

                                   THE COMPANY

         When we refer to "the Company," "us," "our" or "we" in this prospectus, we mean Colonial Properties Trust and one or more of its subsidiaries (including Colonial Realty Limited Partnership, Colonial Properties Services Limited Partnership and Colonial Properties Services, Inc.) or, as the context may require, Colonial Properties Trust only.

         We are one of the largest owners, developers and operators of multifamily, office and retail properties in the Sunbelt region of the United States. We have been engaged in the multifamily, office and retail property business for over 30 years. We are a fully-integrated real estate company whose activities include, as of September 30, 2002, the ownership and operation of a portfolio of 106 properties located in Alabama, Florida, Georgia, Mississippi, North Carolina, South Carolina, Tennessee, Texas and Virginia, as well as the development of new properties, acquisition of existing properties, build-to-suit development and the provision of management, leasing and brokerage services for commercial real estate. We are a self-administered equity REIT that owns, as of September 30, 2002, 41 multifamily apartment communities containing a total of approximately 14,500 apartment units, 21 office properties containing a total of approximately 5.2 million square feet of office space, 44 retail properties containing a total of approximately 15.3 million square feet of retail shopping space, and parcels of land adjacent to or near some of these properties.

         We are the sole general partner of and hold, as of September 30, 2002, approximately 67.4% of the common units and 63.6% of the preferred units of Colonial Realty Limited Partnership, our operating partnership. We conduct all of our business through our operating partnership and our two management subsidiaries, Colonial Properties Services Limited Partnership, which provides services for our properties, and Colonial Properties Services, Inc., which provides management services for properties owned by third parties. As sole general partner of the operating partnership, we have the exclusive power to manage and conduct the business of the operating partnership, subject to a few exceptions.

         Our experienced staff of approximately 950 employees provides a full range of real estate services from our headquarters in Birmingham, Alabama and from regional offices located in the Birmingham, Mobile, Huntsville and Montgomery, Alabama, Orlando and Tampa, Florida, Greenville, South Carolina, Burlington, North Carolina, Macon and Atlanta, Georgia, Temple, Texas metropolitan areas, and from the locations of our properties.

         Our principal executive offices are located at 2101 Sixth Avenue North, Suite 750, Birmingham, Alabama 35203, and our telephone number is (205) 250-8700.

                             DESCRIPTION OF THE PLAN


                                    The Plan

         The following questions and answers set forth the provisions of and constitute our Dividend Reinvestment and Share Purchase Plan. Holders of common shares and units who do not participate in the Plan will continue to receive cash dividends, if and as declared, or cash distributions in accordance with the operating partnership agreement, in the usual manner. The text of the Plan is as follows:


                                     Purpose

1.    What is the purpose of the Plan?

         The Plan provides eligible holders of common shares and units with a convenient and economical method of investing in our common shares at a discount from the prevailing market price. The Plan is intended to benefit long-term investors in us and/or the operating partnership who wish to increase their investment in common shares. The Plan will also assist us in raising funds for general business purposes, to the extent that common shares are purchased from us rather than in the open market. If the common shares are purchased from us, we will invest the proceeds of the purchase in the operating partnership in exchange for a corresponding number of units.


                                   Eligibility

2.    Who is eligible to participate in the Plan?

         (a) Shareholders who own common shares registered in their own names on our share transfer books or who own whole common shares held in their Plan account ("Record Owners") are eligible to participate directly in the Plan. Shareholders who hold common shares that are registered in someone else's name (for example, in the name of a broker, bank or other nominee) ("Beneficial Owners") who wish to participate in the Plan should either (i) make arrangements with their broker, bank or other nominee to participate in the Plan on their behalf or (ii) become Record Owners by arranging with their broker, bank or other nominee to have their common shares transferred into their own names. Both Record Owners and Beneficial Owners are eligible to participate in the dividend reinvestment feature of the Plan. Brokers or banks holding common shares as nominee may participate in the dividend reinvestment feature of the Plan through Depository Trust Company Dividend Reinvestment Service. Only Record Owners may participate in the optional cash payment feature of the Plan. Beneficial Owners who wish to make optional cash payments under the plan should become Record Owners as described above.

         (b) Unitholders are eligible to invest cash distributions from the operating partnership in our common shares in accordance with the Plan. Unitholders also may participate in the optional cash payment feature of the Plan for the purchase of additional common shares.

         Record Owners who participate in the Plan directly, brokers, banks and other nominees who participate in the dividend reinvestment feature of the Plan on behalf of Beneficial Owners, and unitholders who choose to participate are sometimes referred to hereinafter as "Participants."

         Shareholders and unitholders who reside in jurisdictions in which it is unlawful for us to permit their participation are not eligible to participate in the Plan. We also may exclude shareholders and unitholders who reside in jurisdictions that require registration of the common shares or of our officers, trustees or employees as agents in connection with sales pursuant to the Plan. Shareholders and unitholders who are citizens or residents of a country other than the United States, its territories and possessions should make certain that their participation does not violate local laws governing taxes, currency and exchange controls, share registration, foreign investments or other matters. Purchases under the Plan also are subject to the restrictions on share ownership set forth in our Declaration of Trust, which generally prohibits persons from owning (directly or by attribution) more than 5% of our outstanding common shares.


                  Advantages and Disadvantages to Participants

3.    What are the advantages of the Plan?

         (a) The Plan provides Participants with the opportunity to reinvest cash dividends paid on all or a portion of their common shares, or cash distributions paid on all or a portion of their units, in additional common shares. If eligible, Participants may also purchase additional common shares through optional cash payments.

         (b) The price per share for common shares purchased for Participants in the Plan will reflect a discount of no more than 5% from the market price (calculated in accordance with Question 16).

         (c) All cash dividends or distributions paid on Participants' common shares and/or units and all optional cash payments made by a Participant can be fully invested in additional common shares because the Plan permits fractional share interests to be credited to Plan accounts. In addition, dividends will be paid on, and may be reinvested with respect to, such fractional share interests.

         (d) The Plan Administrator, at no charge to Participants, provides for the safekeeping of certificates for shares credited to each Plan account.

         (e) Periodic statements reflecting all current activity, including share purchases and latest Plan account balance, simplify recordkeeping for Participants.

4.    What are the disadvantages of the Plan?

         (a) Participants who reinvest dividends paid on common shares will be treated for federal income tax purposes as having received a dividend but will not receive cash to pay any tax payment that is owed on that dividend.

         (b) The income tax treatment of distributions paid on units that are reinvested under the Plan is unclear because there is no clear legal authority regarding the income tax treatment of a limited partner in a partnership who invests cash distributions from the partnership in shares of another entity.

         (c) Participants will have limited control regarding the specific timing of purchases and sales under the Plan.

         (d) The price per share for common shares purchased from us will reflect a discount of 5% from the average of the high and low sale prices of the common shares on the NYSE for each of the ten Trading Days preceding the date of purchase, provided that the purchase price may not be less than 95% of the closing price of the common shares on the date of purchase. Where the average price of the common shares during the ten preceding Trading Days is sufficiently higher than the price of the common shares on the date of purchase, the purchase price may be greater than the market price of the common shares on the date of purchase.


                                 Administration

5.    Who administers the Plan for Participants?

         Equiserve Limited Partnership, as Plan Administrator, is responsible for administering the Plan. The Plan Administrator keeps records, sends statements of account to each Participant and performs other duties related to the Plan. The Plan Administrator also acts as the dividend disbursing agent, paying agent, transfer agent and registrar for the common shares. We may replace the Plan Administrator at any time.

         Although the Plan Administrator generally administers the Plan, unitholders may initiate and terminate their participation in the Plan only by notifying the operating partnership at the address set forth below.


                  Participation by Shareholders and Unitholders

6. How does an eligible holder of common shares or units enroll in the Plan and become a Participant?

         A Record Owner may enroll in the Plan by completing and signing an Authorization Card and returning it to the Plan Administrator. If common shares are registered in more than one name (e.g., joint tenants or trustees), all Record Owners must sign the Authorization Card exactly as their names appear on the account registration. An eligible unitholder may enroll in the Plan by completing and signing an Authorization Card and returning it to the operating partnership. If units are registered in more than one name, all owners of the units must sign the Authorization Card exactly as their names appear on the account registration.

         Beneficial Owners who wish to have their broker, bank or other nominee participate in the Plan on their behalf should communicate with their broker, bank or other nominee for information regarding how to do so. Brokers or banks holding common shares as nominee may participate in the Plan through Depository Trust Company Dividend Reinvestment Service.

         Written requests for Authorization Cards, completed Authorization Cards and cash payment forms, optional cash payments, notices of withdrawal and all other communications by holders of common shares should be sent to the Plan Administrator at:

                               Equiserve Limited Partnership
                               P.O. Box 8040
                               Boston, Massachusetts 02266-8040

         Participants may telephone the Plan Administrator between 8:00 a.m. and 7:00 p.m. Eastern Time at:

                               (800) 730-6001 or (781) 575-3120

         Please mention Colonial Properties Trust and your account number in all correspondence.

         Unitholders should forward all optional cash payments and requests for account information directly to the Plan Administrator at the address above, but all other communications by unitholders, including requests for completed Authorization Cards and notices of termination, should be sent to the operating partnership at:

                               Colonial Realty Limited Partnership
                               2101 Sixth Avenue North, Suite 750
                               Birmingham, Alabama  35203
                               Telephone number:  (205) 250-8700

7.    When may an eligible shareholder or unitholder enroll in the Plan?

         An eligible shareholder or unitholder may enroll in the Plan at any time. Once an Authorization Card is received by the Plan Administrator or, if applicable, the operating partnership, a Participant will remain enrolled in the Plan until such Participant discontinues participation or until the Plan is terminated.

8. How does a Participant indicate the extent of his or her participation in the Plan?

         The Authorization Card allows each eligible shareholder or unitholder to determine the extent to which he or she wants to participate in the Plan. The Authorization Card appoints the Plan Administrator as agent for the Participant and, if a dividend or distribution investment option is selected, directs us or the operating partnership to pay to the Plan Administrator, for investment in common shares, (i) any cash dividends paid on all or a specified portion of common shares owned by that Participant on the applicable record date ("Participating Shares") or (ii) any cash distributions paid by the operating partnership on all or a portion of the units owned by the Participant on the applicable record date ("Participating units"). Participating Shares may include shares held as Record Owner, shares deposited with the Plan Administrator for safekeeping, and shares purchased pursuant to the Plan. (Shares held as Beneficial Owner may participate only through arrangements made with the nominee Record Owner.) Dividends or distributions will continue to be invested in common shares until the Participant specifies otherwise or terminates participation, or the Plan is terminated.

         Participants may purchase additional common shares under the Plan by electing one of the following investment options:

                  (1) "Full Dividend/Distribution Investment" directs the Plan Administrator to invest dividends or distributions on all of a Participant's Participating Shares and/or Participating units (including whole and fractional shares acquired under the Plan), and permits a Participant to make optional cash payments for the purchase of additional common shares in accordance with the Plan.

                  (2) "Partial Dividend/Distribution Investment" directs the Plan Administrator to remit cash dividends or distributions to the Participant on the number of whole common shares or units owned by the Participant specified on the Authorization Card and to invest in additional common shares any dividends or distributions paid on remaining common shares or units owned by the Participant (including shares held or acquired under the Plan). This investment option also permits a Participant to make optional cash payments for the purchase of additional common shares in accordance with the Plan.

                  (3) "Optional Cash Payments Only" permits a Participant to make optional cash payments for the purchase of additional common shares in accordance with the Plan. Under this investment option, all cash dividends on whole and fractional shares or distributions on units owned by the Participant will be remitted to the Participant.

         Any shareholder, whether or not a Record Owner, may select option (1) or (2); only Record Owners, however, may make optional cash payments under those options. In addition, only Record Owners may select option (3). Unitholders may select option (1), (2) or (3). If a Participant returns a properly executed Authorization Card to the Plan Administrator or, if applicable, the operating partnership without electing an investment option, the Authorization Card will be deemed to indicate the intention of the Participant to select option (1).

9. May a Participant change the extent of his or her participation in the Plan?

         Participants may change their investment option under the Plan at any time by requesting a new Authorization Card from, and returning it to, the Plan Administrator or, if applicable, the operating partnership, at the addresses set forth in Question 6.

10.   What is the source of the common shares purchased under the Plan?

         Common shares purchased for a Participant's account under the Plan may be purchased by the Plan Administrator, at our discretion, either (a) from us out of our authorized but unissued shares or treasury shares or (b) in the open market (on the NYSE or any securities exchange where common shares are then traded, in the over-the-counter market or in negotiated transactions). In the event the common shares are purchased from us, we will use the proceeds of that purchase to acquire a corresponding number of units in the operating partnership.

11.   When will dividends/distributions be invested?

         If the Plan Administrator purchases common shares directly from us, dividends will be invested on the dividend payment date fixed by our Board of Trustees, and distributions will be invested on the distribution payment date fixed by us, as general partner of the operating partnership in accordance with the operating partnership Agreement, unless that day is not a day on which the NYSE is open for trading (a "Trading Day"), in which case dividends or distributions will be invested on the preceding Trading Day. If common shares are purchased in the open market, the Plan Administrator will make such purchases as soon as possible on or after the dividend payment date or distribution payment date, in all events within 30 days after such date, on terms and at prices determined by the Plan Administrator. The date on which an investment of dividends or distributions occurs or commences is referred to hereinafter as a "Reinvestment Date."

         For an election to invest dividends or distributions under the Plan to be effective with respect to a particular cash dividend or cash distribution, an Authorization Card must be received by the Plan Administrator or, if applicable, the operating partnership, at least two business days before the record date established for that dividend or distribution. If the Authorization Card is received later than two business days before the applicable record date, the investment of dividends or distributions will begin on the next Reinvestment Date.

         No interest will be paid by us or the Plan Administrator on any dividends or distributions held pending investment.


                            Optional Cash Investments

12.   Who may make optional cash payments under the Plan?

         All Record Owners of common shares and all unitholders who have submitted an Authorization Card, whether or not they have authorized the investment of dividends or distributions, are eligible to make optional cash payments under the Plan. Participants who are brokers, banks or nominees participating on behalf of a Beneficial Owner may not make any optional cash payments. A Beneficial Owner who wishes to make optional cash payments should become a Record Owner by transferring all or some of his or her common shares into his or her own name.

13.   What are the limitations on making optional cash payments?

         Each optional cash payment is subject to a minimum purchase limit of $200 per payment and a maximum purchase limit of $25,000 per year. In addition, the number of common shares that may be purchased by a Participant with optional cash payments is limited, on each Cash Investment Date, to the number of shares and units owned by the Participant on that date. For purposes of these limitations, all Plan accounts under the common control or management of a Participant will be aggregated. The Plan Administrator will return optional cash payments submitted by a Participant to the extent that (i) the payment is less than $200 or, when combined with all other optional cash payments made by the Participant during the calendar year, exceeds $25,000 or (ii) the number of common shares that could be purchased for the Participant exceeds the number of common shares and units then owned by the Participant. Participants eligible to make optional cash payments may invest amounts in excess of the $25,000 limit with our prior approval. Requests for such prior approval should be directed to our Chief Financial Officer.

         There is no obligation to use, nor any penalty for not using, the optional cash payment feature of the Plan. Participants who elect to utilize this feature need not make a payment each month, and need not send the same amount of money in each payment.

14. When will optional cash payments received by the Plan Administrator be invested?

         Optional cash payments will be invested monthly on or about the cash investment date (the "Cash Investment Date"). In each month in which we pay a dividend on the common shares, the Cash Investment Date will be the same date as the Reinvestment Date. In each month in which we do not pay a dividend, the Cash Investment Date will be the tenth day of the month or, if that day is not a Trading Day, the preceding Trading Day. If the Plan Administrator purchases shares directly from us, the purchase of shares will occur on or about the applicable Cash Investment Date. If common shares are to be purchased in the open market, the Plan Administrator will make such purchases as soon as possible on or after the applicable Cash Investment Date, in all events within 30 days after that date, and on terms and at prices determined by the Plan Administrator. To be invested on an upcoming Cash Investment Date, optional cash payments must be received by the Plan Administrator no later than five Trading Days prior to that Cash Investment Date. Late payments will be invested on the next subsequent Cash Investment Date.

         No Interest Will Be Paid by us or the Plan Administrator on any optional cash deposits held pending investment.

15.   May optional cash payments be returned to a Participant?

         Yes. Upon written request received by the Plan Administrator at least two business days prior to the Cash investment Date on which a Participant's optional cash payment would otherwise be invested, optional cash payments will be returned to the Participant. Optional cash payments will be returned without interest.


                                    Purchases

16.   What will be the price of common shares purchased under the Plan?

         The price per common share purchased from us under the Plan will be equal to 95% of the average of the high and low sale prices of the common shares as reported on the NYSE (or other relevant trading market) for each of the ten Trading Days immediately preceding the applicable Reinvestment Date or Cash Investment Date, provided that in no event will the price per common share be less than 95% of the closing price of the common shares as reported on the NYSE on the applicable Reinvestment Date or Cash Investment Date. If there are no sales of common shares on one or more of the ten Trading Days prior to the date of purchase, the average will be based on the high and low sale prices on those days within the ten Trading Day period on which the common shares do trade.

         In the event that the Plan Administrator purchases shares in the open market rather than from us, the price per common share purchased under the Plan will be equal to 95% of the weighted average price per share of all common shares purchased by the Plan Administrator for the applicable Reinvestment Date or Cash Investment Date. The average price per share of all common shares purchased in the open market will include a pro rata portion of all brokerage and related costs incurred in connection with the open market purchases. See the discussion in Question 18.

         We could, at any time, reduce or eliminate the discount without prior notice to Participants for any reason, including our belief that Participants were engaging in positioning and other transactions with the intent to purchase common shares under the Plan and then immediately resell such common shares in order to capture the discount. Any Participants who engage in such positioning or other transactions may be deemed to be underwriters within the meaning of
Section 2(11) of the Securities Act of 1933, as amended.

17. How will the number of common shares purchased for a Participant be determined?

         A Participant's account in the Plan will be credited, on each Reinvestment Date and Cash Investment Date, with that number of common shares, plus fractional share interests computed to three decimal places, equal to the total amount of cash to be invested on behalf of the Participant on that date divided by the discounted purchase price per common share for that date. The total amount of cash to be invested will depend on the amount of any dividends or distributions paid on the number of Participating Shares or Participating units designated by the Participant and the amount of optional cash payments (if any) made by the Participant.


                                      Costs

18. Are there any expenses to Participants in connection with their participation in the Plan?

         Because of restrictions imposed on us by provisions of the Internal Revenue Code applicable to real estate investment trusts, we are not able to sell our common shares at a discount of more than five percent. These restrictions also require that brokerage commissions and related charges be treated as part of the discount if those charges are paid by us. Accordingly, for shares purchased in the open market, the average price per share of all common shares to which the five percent discount applies will include a pro rata portion of all brokerage and related costs, so that the overall discount to Participants will not exceed five percent. No brokerage commissions will be incurred in connection with purchases of common shares directly from us. All other costs of administration of the Plan will be paid by us (and reimbursed to us by the operating partnership). However, Participants who request that the Plan Administrator sell their shares or fractional share interests must pay any related brokerage commissions and transfer taxes.


                             Reports to Participants

19.   What kinds of reports will be sent to Participants?

         As soon as practical after each purchase of common shares on behalf of a Participant, a statement of account will be mailed to such Participant. These statements, which provide a record of account activity and account balance and indicate the cost of such Participant's purchases under the Plan, should be retained for tax purposes. In addition, each Participant will receive, from time to time, communications sent to every other holder of common shares.

         Each Participant will receive annually Internal Revenue Service information (on Form 1099) for reporting dividend income received.


                                Custodial Service

20.   May Participants deposit their common shares with the Plan Administrator?

         Yes. Participants have the option of delivering to the Plan Administrator for safekeeping share certificates representing their common shares. Participants may deliver their certificates to the Plan Administrator along with the Authorization Card when enrolling in the Plan, or may do so at any time thereafter while participating in the Plan. Share certificates must be endorsed by, or accompanied by an appropriate instrument of transfer executed by, the Participant (or his authorized representative) when delivered to the Plan Administrator for safekeeping. The number of common shares represented by share certificates delivered by a Participant to the Plan Administrator for safekeeping will be credited to a Participant's Plan account. The Plan Administrator may maintain shares represented by such share certificates in its name or in the name of its nominee. The Plan Administrator will not provide such services with respect to Unit certificates or interests.


                             Certificates for Shares

21. Will certificates be issued to Participants for common shares purchased under the Plan?

         No. common shares purchased under the Plan will be credited to a Participant's Plan account and will be held in the name of the Plan Administrator or its nominee. This service protects against loss, theft or destruction of share certificates evidencing common shares purchased under the Plan. However, share certificates will be issued to any Participant upon written request.

22. How may a Participant obtain a certificate representing common shares held in his or her Plan account?

         Shares held in a Participant's Plan account may be withdrawn by a Participant by notifying the Plan Administrator in writing or by calling the Plan Administrator at the number listed in Question 6, specifying the number of shares to be withdrawn. The Plan Administrator will process a request for withdrawal within five days of receipt. A share certificate for the number of whole shares so withdrawn will be issued to the Participant. A certificate will not be issued for any fractional share interest credited to a Participant's Plan account. Instead, a Participant will receive a check for the value of any fractional share interest, based upon the then current market price of the common shares, less any related brokerage commissions or transfer taxes.

23. Will dividends on shares delivered to a Participant by the Plan Administrator continue to be invested?

         If the Participant who is a shareholder has authorized "Full Dividend Investment," cash dividends with respect to shares delivered to a Participant by the Plan Administrator will continue to be invested. If, however, cash dividends with respect to only a portion of the common shares registered in a Participant's name or owned by a Participant as Plan Shares are being invested, the Plan Administrator will continue to invest dividends on only the number of Participating Shares specified by the Participant on the Authorization Card unless a new Authorization Card specifying a different number of common shares is delivered to the Plan Administrator. Similarly, if a Participant who is a unitholder has authorized the investment of cash distributions with respect to only a portion of the units owned by such Participant, the Participant will continue to receive cash distributions on only the number of units specified by the Participant on the Authorization Card unless a new Authorization Card specifying a different number of units is delivered to the operating partnership.


                               Sale of Plan Shares

24.   May Plan Shares be sold through the Plan Administrator?

         A Participant may instruct the Plan Administrator to sell any or all of the whole common shares held in such Participant's Plan account. The instruction to sell must specify the number of shares to be sold (not a dollar amount to be raised) and, in the case of a request to sell submitted on behalf of a Participant who has died or is an adjudicated incompetent, must be accompanied by certified evidence of the representative's authority to request a sale of the Participant's shares. A Participant may not direct the date on which or the price at which shares held in such Participant's account may be sold. A withdrawal/termination form for this purpose is provided on the reverse side of each account statement sent to Participants.

         Within five Trading Days following receipt of written instructions to sell, the common shares held in the Participant's account will be sold at the prevailing market price, and the proceeds of sale, less applicable brokerage commissions, transfer taxes, and a nominal administrative fee ($10 as of the date of this Prospectus) will be remitted to the Participant or the Participant's representative.


                    Termination of Participation in the Plan

25.   How and when may a Participant terminate participation in the Plan?

         Participation in the Plan may be terminated at any time by providing written notice to the Plan Administrator or, if applicable, the operating partnership. Participants who participate in the dividend/distribution investment feature of the Plan must provide such notice at least two business days before the next dividend or distribution record date. Participation in the Plan will also be terminated if the Plan Administrator or, if applicable, the operating partnership receives written notice from the trustee or executor of a Participant's estate of the death or adjudicated incompetency of the Participant at least two business days before the next record date for a dividend or distribution payment. In the event written notice of termination, death or adjudicated incompetency is received by the Plan Administrator or, if applicable, the operating partnership, less than two business days before the next dividend or distribution record date, common shares will be purchased for the Participant with the related cash dividend or cash distribution, and participation in the Plan will not terminate until after such investment has occurred. Upon termination by reason of notice of death or adjudicated incompetency, the Participant's shares and any cash dividends paid thereon will be retained by the Plan Administrator until such time as the Participant's legal representative has been appointed and has furnished proof satisfactory to the Plan Administrator or, if applicable, the operating partnership, of the legal representative's rights to receive payment.

         Upon termination of participation in the Plan, unless a Participant has requested that some or all of the shares held in his or her account be sold, the Plan Administrator will send such Participant a share certificate for the number of whole common shares in such Participant's account and a check in an amount equal to the value of any fractional share interest, based upon the then current market price of the common shares, less any related brokerage commissions or transfer taxes.

         In addition, participation in the Plan will be automatically terminated as to any Participant who holds no shares in his or her Plan account and his no common shares registered in his or her own name. In the event that a Participant's participation in the Plan is terminated for this reason, the Plan Administrator will send such Participant a check in an amount equal to the value of any fractional share interest credited to such Participant's Plan account, based upon the then current market price of the common shares, less any related brokerage commissions or transfer taxes.


               Rights Offerings, Share Dividends and Share Splits

26. If we have a rights offering, how will participation in the rights offering be handled for Participants?

         Participation in any rights offering will be based upon common shares registered in a Participant's name or held in a Participant's Plan account, but not on fractional share interests credited to a Participant's Plan account.

27. What happens if we issue a dividend payable in shares or declares a share split?

         Any share dividends or split shares distributed that we issue on our common shares will be credited pro rata to each Participant's Plan account based on the number of shares held in the Participant's Plan account. Share dividends or split shares distributed on common shares registered in a Participant's name will be mailed directly to the Participant.


                                  Voting Rights

28. How will the Plan Administrator vote Plan Shares at shareholders' meetings?

         For each meeting of shareholders, a, Participant will receive proxy materials that will enable the Participant to vote Plan Shares. Alternatively, a Participant may vote such shares in person at the shareholders' meeting. Fractional share interests credited to a Participant's account may not be voted by proxy or in person.


                 Federal Income Tax Consequences to Participants

         The following summary is based upon an interpretation of current federal tax law. The income tax treatment of Participants in the Plan who are unitholders is unclear, because, unlike with common shares, there is no legal authority directly on point as to the treatment of this type of Plan for a partner in a partnership. (See the discussion below). Participants should consult their own tax advisors to determine particular tax consequences, including state income tax (and non-income tax, such as transfer tax) consequences, which vary from state to state, that may result from participation in the Plan and subsequent disposition of shares acquired pursuant to the Plan. Income tax consequences to Participants residing outside the United States will vary from jurisdiction to jurisdiction.

29. What are the income tax consequences for shareholders of participation in the Plan?

o If the Plan Administrator uses dividends that the shareholder has elected to have reinvested to purchase common shares directly from us, the shareholder will be treated for federal income tax purposes as having received a distribution from us with respect to its common shares equal to the fair market value on the Reinvestment Date of the common shares credited to the shareholder's Plan account. The amount of the distribution deemed received may exceed the amount of the cash dividend that was reinvested, due to the 5% discount described under Question 16.

o If the Plan Administrator uses cash dividends that the shareholder has elected to have reinvested to purchase common shares on the open market, the shareholder will be treated for federal income tax purposes as having received a distribution from us with respect to common shares equal to the price paid by the Plan Administrator for the common shares (including brokerage and related costs), which will exceed the amount of cash otherwise distributable to the shareholder, due to the 5% discount on the price paid by the Plan Administrator.

o If the Plan Administrator uses cash provided by the shareholder pursuant to the optional cash payment feature of the Plan to purchase common shares either directly from us or on the open market, the shareholder will be treated for federal income tax purposes as having received a distribution from us with respect to common shares equal to the fair market value on the Cash Investment Date of the common shares credited to the shareholder's Plan account less the amount paid by the shareholder for the common shares (including, in the case of open market purchases, any brokerage fees and related costs).

Any distribution described above will be treated for federal income tax purposes as a dividend to the extent we have current or accumulated earnings and profits. Distributions in excess of current or accumulated earnings and profits will not be taxable to a shareholder to the extent that such distributions do not exceed the adjusted basis of the shareholder's common shares. To the extent such distributions exceed the adjusted basis of a shareholder's common shares, they will be included in income as a capital gain if the common share has been held by the shareholder as a capital asset and will be either long or short term depending on whether the shareholder's holding period for his common share is or is not more than one year. In addition, if and to the extent that we designate any portion of a distribution as a "capital gain dividend," the amounts so designated will be treated as capital gain of the Participant. Dividends paid to a corporate Participant will not qualify for the dividends received deduction generally available to corporations.

30. What are the income tax consequences for unitholders of participation in the Plan?

         The income tax treatment of unitholders who participate in the Plan is unclear because, unlike with a stock dividend reinvestment plan, there is no clear legal authority regarding the income tax treatment of a limited partner in a partnership who invests cash distributions from the partnership in stock of another entity that is a partner in the partnership. The Company can make no assurance as to the actual tax consequences to unitholders of participating in the Plan. Absent the promulgation of authority to the contrary, we and the operating partnership intend to report the tax consequences of a unitholder's participation in a manner consistent with the following:

o In the case of common shares purchased by the Plan Administrator from us, whether through the investment of a unitholder's distribution or through an optional cash payment by a unitholder, a unitholder likely will be treated for federal income tax purposes as having received a cash distribution (in addition to the invested distribution, if applicable) from the operating partnership equal to the fair market value on the Reinvestment Date or Cash Investment Date, respectively, of the common shares credited to the unitholder's account less the amount of cash paid by the unitholder for the common shares (i.e., the amount of the cash distribution or the optional cash payment), if any. The fair market value of the common shares on the Reinvestment Date or the Cash Investment Date may exceed the purchase price of the common shares purchased from us due to the 5% discount described under Question 16. It is possible, however, that the Internal Revenue Service could take the position that, with respect to unitholders already holding common shares, such amount would be treated as a distribution from us with respect to the common shares.

o In the case of common shares purchased by the Plan Administrator on the open market pursuant to a unitholder's distribution or the optional cash payment feature of the Plan, a unitholder likely will be treated for federal income tax purposes as having received a cash distribution (in addition to the invested distribution, if applicable) from the operating partnership equal to the 5% discount on the price paid (which includes brokerage and related costs) by the Plan Administrator for the common shares. It is possible, however, that the Internal Revenue Service could take the position that, with respect to unitholders already holding common shares, such amount would be treated as a distribution from us with respect to the common shares.

A cash distribution from the operating partnership will reduce a unitholder's basis in his units by the amount distributed. Cash distributed to a unitholder in excess of his basis in his units generally will be taxable as capital gain, either long- or short-term, depending on whether the unitholder's holding period for his units is or is not more than one year. However, under Section 751(b) of the Code, to the extent a distribution is considered to be in exchange for a unitholder's interest in substantially appreciated inventory items or unrealized receivables of the operating partnership, that unitholder may recognize ordinary income rather than a capital gain. In addition, a 25% rate will apply to the extent that net capital gains attributable to the sale of depreciable real property are attributable to prior depreciation deductions that were not otherwise recaptured as ordinary income under other depreciation recapture rules.

31. What are the income tax consequences for Participants upon the receipt of certificates?

         A Participant will not realize any taxable income upon receipt of certificates for whole shares credited to the Participant's account, either upon the Participant's request for certain of those shares or upon termination of participation in the Plan. A Participant will realize gain or loss upon the sale or exchange of shares acquired under the Plan. A Participant will also realize gain or loss upon receipt, following termination of participation in the Plan, of a cash payment for any fractional share interest credited to the Participant's account. The amount of any such gain or loss will be the difference between the amount that the Participant received for the shares or fractional share interest and the tax basis in such shares or fractional share interest.

32. How are income tax withholding provisions applied to unitholders and shareholders who participate in the Plan?

         Withholding requirements and information generally applicable to distributions from us will apply to all amounts treated as distributions pursuant to the Plan. If a Participant fails to provide the applicable federal income tax certifications in the manner required by law, any cash dividends on common shares (including cash dividends that are reinvested), proceeds from the sale of fractional share interests and proceeds from the sale of shares held for the Participant's account will be subject to federal backup withholding at the rate of 30% for 2002 and 2003 (scheduled to be reduced to 28% by 2006). Certain shareholders (including most corporations) are, however, exempt from backup withholding and can claim the exemptions by filing the appropriate IRS form with the payer. In addition to applicable back-up withholding and information reporting, foreign shareholders will be subject to U.S. federal withholding tax on distributions of up to 30% on regular dividends (which may be reduced under an applicable treaty) or 35% on dividends designated by us as capital gain dividends or, if greater, 35% on the portion of any dividend that could have been designated as a capital gain dividend. In each case where withholding is required, the appropriate amount will be withheld and the balance in shares will be credited to such Participant's account.


            Responsibility of the Company and the Plan Administrator

33. What are our responsibilities and the responsibilities of the Plan Administrator under the Plan?

         We are responsible for interpreting the Plan. Any questions of interpretation arising under the Plan will be determined by us, and any such determination will be final. We may adopt rules and regulations to facilitate the administration of the Plan. The terms and conditions of the Plan and its operation will be governed by the laws of the State of Alabama. Neither we, the operating partnership nor the Plan Administrator will be liable for any act done in good faith or for any good faith omission to act, including, without limitation, any claim of liability (a) arising out of failure to terminate a Participant's account upon such Participant's death prior to timely receipt by the Plan Administrator of written notice of such death, (b) with respect to the prices at which common shares are purchased or sold for the Participant's account or the times at which such purchases or sales are made or (c) with respect to fluctuations in the market value of the common shares before or after any purchase or sale of common shares.


               Suspension, Modification or Termination of the Plan

34.   May the Plan be suspended, modified or terminated?

         We may suspend or terminate the Plan at any time, including during the period between a record date and the related Investment Date. Participants will be notified of any such suspension or termination. We also may make modifications to the Plan and, in such event, will provide Participants with a copy of any material modification. Upon termination of the Plan, a share certificate for whole shares credited to each Participant's Plan account will be issued, and a cash payment will be made for any fractional share interest credited to each such account, unless we terminate the Plan for the purpose of establishing another dividend reinvestment plan, in which case Participants will be automatically enrolled in such other plan, and shares credited to their Plan accounts will be credited automatically to such other plan.

         We and the Plan Administrator may terminate any Participant's participation in the Plan at any time for any reason.


                                Other Information

35. How may Participants obtain answers to questions concerning their Plan accounts?

         Questions concerning Plan accounts should be addressed to the Plan Administrator at the address and telephone number provided in Question 6.

36. How may shareholders obtain answers to other questions regarding us, the operating partnership or the Plan?

         Questions concerning us, the operating partnership or the Plan should be directed to:

         Colonial Properties Trust
         Attention:  Investor Relations
         2101 Sixth Avenue North, Suite 750
         Birmingham, Alabama 35203
         Telephone number:  (205) 250-8700

37.   Who bears the risk of market fluctuations in the common shares?

         A Participant's investment in shares held in his or her Plan account is no different than his or her investment in directly held shares in this regard. Each Participant bears all risk of loss that may result from market fluctuations in the price of common shares.

         Neither we nor the Plan Administrator can guarantee that common shares purchased under the Plan will, at any particular time, be worth more or less than their purchase price.

                                 USE OF PROCEEDS

         Any proceeds that we receive upon the Plan Administrator's purchase of common shares directly from us will be used to acquire a corresponding number of units from the operating partnership, which will use such proceeds for general business purposes. We have no basis for estimating either the number of common shares that will be sold directly by us pursuant to the Plan or the prices at which such common shares will be sold. We will not receive any proceeds from purchases of common shares by the Plan Administrator in the open market.


                                     EXPERTS

         The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2001 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.


                                  LEGAL MATTERS

         The validity of the issuance of the common shares offered pursuant to the Plan will be passed upon for us by our counsel, Hogan & Hartson L.L.P. Certain tax matters will be passed upon by our special tax counsel, Hogan & Hartson L.L.P.


                              AVAILABLE INFORMATION

         We have filed with the SEC a Registration Statement (of which this Prospectus is a part) on Form S-3 under the Securities Act with respect to the securities offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. Statements contained in this prospectus as to the content of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference and the exhibits and schedules hereto. For further information regarding us and the common shares offered hereby, reference is hereby made to the Registration Statement and such exhibits and schedules.

         We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended. We file Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other reports and information with the SEC and is subject to the periodic reporting and informational requirements of the Exchange Act. The Registration Statement, the exhibits and schedules forming a part thereof as well as such reports and other information filed by us with the SEC can be inspected and copies obtained from the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The Company's SEC filings are also available to the public on the SEC's Internet site (http://www.sec.gov). In addition, our common shares are listed on the NYSE, and similar information concerning us can be inspected and copied at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

         We furnish our shareholders with annual reports containing consolidated financial statements audited by our independent certified public accountants and with quarterly reports containing unaudited condensed consolidated financial statements for each of the first three quarters of each fiscal year.


                           INCORPORATION BY REFERENCE

         We have filed the documents listed below under the Exchange Act with the SEC and are incorporated herein by reference:

     (a)  our Annual Report on Form 10-K for the year ended December 31, 2001;

     (b) our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2002 and June 30, 2002;

     (c)  our Current Report on Form 8-K filed on February 28, 2002; and

     (d) the description of our common shares contained in our Registration Statement on Form S-11 dated July 13, 1993 (No. 33-65954) and incorporated by reference in our Form 8-A dated September 20, 1993 and in our proxy statement dated September 1, 1995.

         All documents that we file subsequent to the date of this prospectus pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act and prior to termination of the offering of the common shares to which this prospectus relates shall be deemed to be incorporated by reference in this Prospectus and shall be part hereof from the date of filing of such document.

         Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus (in the case of a statement in a previously filed document incorporated or deemed to be incorporated by reference herein) or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. Subject to the foregoing, all information appearing in this prospectus is qualified in its entirety by the information appearing in the documents incorporated by reference.

         We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents incorporated herein by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents). Written or telephonic requests for such copies should be directed to: Chief Financial Officer, Colonial Properties Trust, 2101 Sixth Avenue North, Suite 750, Birmingham, Alabama 35203, telephone number (205) 250-8700.

================================================================================

No dealer, salesperson or other individual has been authorized to give any information or to make any representations not contained or incorporated by reference in this prospectus in connection with any offering to be made by the prospectus. If given or made, such information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the securities, in any jurisdiction where, or to any person to whom, it is unlawful to make any such offer or solicitation. Neither the delivery of this prospectus nor any offer or sale made hereunder shall, under any circumstance, create an implication that there has been no change in the facts set forth in this prospectus or in our affairs since the date hereof.




                             -----------------------

                                TABLE OF CONTENTS

                                                           Page
THE COMPANY..................................................2
DESCRIPTION OF THE PLAN......................................3
    The Plan.................................................3
    Purpose..................................................3
    Eligibility..............................................3
    Advantages and Disadvantages to Participants.............4
    Administration...........................................5
    Participation by Shareholders and Unitholders............5
    Optional Cash Investments................................8
    Purchases................................................9
    Costs...................................................10
    Reports to Participants.................................10
    Custodial Service.......................................10
    Certificates for Shares.................................10
    Sale of Plan Shares.....................................11
    Termination of Participation in the Plan................12
    Rights Offerings, Share Dividends and Share Splits......12
    Voting Rights...........................................13
    Federal Income Tax Consequences to Participants.........13
    Responsibility of the Company and the Plan Administrator15
    Suspension, Modification or Termination of the Plan.....16
    Other Information.......................................16
USE OF PROCEEDS.............................................17
EXPERTS.....................................................17
LEGAL MATTERS...............................................17
AVAILABLE INFORMATION.......................................17
INCORPORATION BY REFERENCE..................................18










================================================================================
================================================================================











                               COLONIAL PROPERTIES
                                      TRUST


                             2,500,000 Common Shares
                             of Beneficial Interest
                                ($.01 Par Value)


                             -----------------------
                                   PROSPECTUS
                             -----------------------







                              DIVIDEND REINVESTMENT
                                       AND
                               SHARE PURCHASE PLAN





                                 November , 2002











================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.          Other Expenses of Issuance and Distribution

         The following table sets forth the estimated expenses to be incurred in connection with the issuance and distribution of the securities being registered.

         Registration Fee.......................................  $      7,935
         Plan Administrator's Fee and Service Charges...........  $      5,000*
         Printing and Duplicating Expenses......................  $      7,500*
         Legal Fees and Expenses................................  $     25,000*
         Accounting Fees and Expenses...........................  $      2,500*
         Mailing and Handling Fees..............................  $      3,500*
         Blue Sky Fees and Expenses.............................  $      1,500*
         Miscellaneous..........................................  $      3,400*
                                                                  -------------

         Total    ..............................................  $     56,335*
                                                                  -------------


         * Estimated for the one-year period from the date of the Prospectus.

Item 15.          Indemnification of Trustees and Officers

     Under the Alabama Real Estate Investment Trust Act of 1995 (the "Alabama REIT law"), a real estate investment trust formed in Alabama is permitted to eliminate, by provision in its Declaration of Trust, the liability of trustees and officers to the trust and its shareholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) acts or omissions established by a final judgment as involving active and deliberate dishonesty and being material to the matter giving rise to the proceeding. Our Declaration of Trust includes such a provision eliminating such liability to the maximum extent permitted by the Alabama REIT law.

     The Alabama REIT law permits an Alabama real estate investment trust to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent as permitted by Sections 10-2B-8.50 to 10-2B-8.58, inclusive, of the Code of Alabama, 1975 (the "Alabama Corporate Code") for directors and officers of Alabama corporations. In accordance with the Alabama Corporate Code, our Bylaws require us to indemnify

     (a) any present or former trustee, officer or shareholder or any individual who, while a trustee, officer or shareholder, served or is serving as a trustee, officer, director, shareholder or partner of another entity at our express request who has been successful, on the merits or otherwise, in the defense of a proceeding to which he was made a party by reason of service in such capacity, against reasonable expenses incurred by him in connection with the proceeding;

     (b) any present or former trustee or officer or any individual who, while a trustee or officer served or is serving as a trustee, officer, director, shareholder or partner of another entity at our express request, who is made a party to a proceeding by reason of service in such capacity, against reasonable expenses incurred by him in connection with the proceeding if:

               (i)  he conducted himself in good faith;

               (ii) he reasonably believed the following:

                    (A) in the case of conduct in his official capacity with us, that the conduct was in our best interest;

                    (B) in all other cases, that the conduct was at least not opposed to its best interests;

               (iii)in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful, provided, however, that indemnification will not be available if it is established that (1) in connection with a proceeding by us or in our right, he was adjudged liable us, or (2) in connection with any other proceeding charging improper personal benefit to him, whether or not involving action in his official capacity, he was adjudged liable on the basis that personal benefit was improperly received by him; and

     (c) any present or former shareholder or any individual who, while a trustee, officer or shareholder, served or is serving as a trustee, officer, director, shareholder or partner of another entity at our express request against any claim or liability to which he may become subject by reason of such status.

     In addition, our Bylaws require the us to pay or reimburse, in advance of final disposition of a proceeding, reasonable expenses incurred by a trustee, officer or shareholder or former trustee, officer or shareholder made a party to a proceeding by reason of such status; provided, that in the case of a trustee or officer,

               (i) we shall have received a written affirmation by the trustee or officer of his good faith belief that he has met the applicable standard of conduct necessary for indemnification by us as authorized by the Bylaws;

               (ii) we shall have  received a written  undertaking  by or on his behalf to repay the amount paid or reimbursed by us if it shall ultimately be determined that the applicable standard of conduct was not met; and

               (iii)a  determination  shall have been made, in  accordance  with
                    Section 8.55 of the Alabama Corporate Code, that the facts then known to those making the determination would not preclude indemnification under the provisions of the Bylaws.

     We may, with the approval of the trustees, provide such indemnification and payment or reimbursement of expenses to any trustee, officer or shareholder or any former trustee, officer or shareholder who served a predecessor of the Company and to any employee or agent of the Company or a predecessor of the Company.


Item 16.          Exhibits

Exhibit Number             Exhibit

4.1*                       Declaration of Trust of the Company
4.2**                      Bylaws of the Company
5.1                        Opinion of Hogan & Hartson L.L.P. regarding the
                           legality of the securities being registered
5.2                        Opinion of Sirote & Permutt, P.C. regarding
                           Alabama law
8.1                        Opinion of Hogan & Hartson L.L.P. regarding certain
                           tax matters
23.1                       Consent of PricewaterhouseCoopers LLP
23.2                       Consent of Hogan & Hartson L.L.P.
                           (included as part of Exhibit 5.1)
23.3                       Consent of Sirote & Permutt, P.C.
                           (included as part of Exhibit 5.2)
23.4                       Consent of Hogan & Hartson L.L.P.
                           (included as part of Exhibit 8.1)
24***                      Power of Attorney
99****                     Form of Authorization Card
-------

* Incorporated by reference from the Company's Current Report on Form 8-K dated November 5, 1997.

** Incorporated by reference from Exhibit 4.2 of the Company's Registration Statement on Form S-3 (No. 333-55078) filed on February 6, 2001.

***  Filed as part of the signature page of this Registration Statement.

**** Incorporated by reference from the Company's Registration Statement on Form
     S-3 (No. 33-91070), filed on April 11, 1995.


ITEM 17.          Undertakings

                  The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement;

          (iii)To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement; provided, however, that subparagraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the Securities offered herein, and the offering of such Securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the Securities being registered which remain unsold at the termination of the offering.

                  The undersigned Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the Securities offered herein, and the offering of such Securities at that time shall be deemed to be the initial bona fide offering thereof.

                  The undersigned Registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance under Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  The undersigned Registrant hereby undertakes that and insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted against the Registrant by such director, officer or controlling person in connection with the Securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

                  Pursuant to the requirements of the Securities Act of 1933, Colonial Properties Trust certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Birmingham, State of Alabama, on October 30, 2002.

                            COLONIAL PROPERTIES TRUST



                            By:      /s/ Thomas H. Lowder
                                     ---------------------
                                         Thomas H. Lowder

                                         President, Chief Executive Officer
                                         and Chairman of the Board



                                POWER OF ATTORNEY

               We, the undersigned trustees and officers of Colonial Properties Trust, do hereby constitute and appoint Thomas H. Lowder and Howard Nelson, and each and either of them, our true and lawful attorneys-in-fact and agents, to do any and all acts and things in our names and on our behalf in our capacities as trustees and officers and to execute any and all instruments for us and in our name in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, or any registration statement for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, including specifically, but without limitation, any and all amendments (including post-effective amendments) hereto; and we hereby ratify and confirm all that said attorneys and agents, or either of them, shall do or cause to be done by virtue thereof.

                  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities October 30, 2002.

              SIGNATURE                                         TITLE



     /s/ Thomas H. Lowder                      President, Chief Executive
--------------------------------
Thomas H. Lowder                               Officer and Chairman of
                                               the Board


     /s/ Howard B. Nelson, Jr.                 Chief Financial Officer
--------------------------------
Howard B. Nelson, Jr.                          (Principal Financial Officer)



     /s/ Kenneth E. Howell                     Senior Vice President and
--------------------------------
Kenneth E. Howell                              Chief Accounting Officer
                                               (Principal Accounting Officer)


     /s/ James K. Lowder                       Trustee
--------------------------------
James K. Lowder



     /s/ Carl F. Bailey                        Trustee
--------------------------------
Carl F. Bailey



     /s/ M. Miller Gorrie                      Trustee
--------------------------------
M. Miller Gorrie


     /s/ Donald T. Senterfitt                  Trustee
--------------------------------
Donald  T. Senterfitt


     /s/ Claude B. Nielsen                     Trustee
--------------------------------
Claude B. Nielsen


     /s/ Harold W. Ripps                       Trustee
--------------------------------
Harold W. Ripps


     /s/ Herbert A. Meisler                    Trustee
--------------------------------
Herbert A. Meisler


     /s/ William M. Johnson                    Trustee
--------------------------------
William M. Johnson

                                  EXHIBIT INDEX


Exhibit Number             Exhibit

4.1*                       Declaration of Trust of the Company
4.2**                      Bylaws of the Company
5.1                        Opinion of Hogan & Hartson L.L.P. regarding the
                           legality of the securities being registered
5.2                        Opinion of Sirote & Permutt, P.C. regarding
                           Alabama law
8.1                        Opinion of Hogan & Hartson L.L.P. regarding certain
                           tax matters
23.1                       Consent of PricewaterhouseCoopers LLP
23.2                       Consent of Hogan & Hartson L.L.P.
                           (included as part of Exhibit 5.1)
23.3                       Consent of Sirote & Permutt, P.C.
                           (included as part of Exhibit 5.2)
23.4                       Consent of Hogan & Hartson L.L.P.
                           (included as part of Exhibit 8.1)
24***                      Power of Attorney
99****                     Form of Authorization Card
-------

* Incorporated by reference from the Company's Current Report on Form 8-K dated November 5, 1997.

** Incorporated by reference from Exhibit 4.2 of the Company's Registration Statement on Form S-3 (No. 333-55078) filed on February 6, 2001.

***  Filed as part of the signature page of this Registration Statement.

**** Incorporated by reference from the Company's Registration Statement on Form
     S-3 (No. 33-91070), filed on April 11, 1995.